Exhibit 99.1

Piedmont Office Realty Trust Reports Third Quarter Results

ATLANTA, October 31, 2012—Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of Class A commercial office properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended September 30, 2012.

Highlights for the Three Months Ended September 30, 2012:

•	Achieved Core Funds From Operations (“CFFO”) of $0.37 for the quarter;

•	Current quarter’s $0.33 Funds From Operations (“FFO”) includes $7.5 million, or $0.04 per diluted share, impact of accrued potential litigation settlement;

•	Completed over 1 million square feet of total leasing during the quarter including two significant leases in the Chicago market;

•	Continued to advance its portfolio refinement strategy by selling its last two industrial properties;

•	Replaced an expiring $500 million line of credit with a new, comparable facility that matures in 2016;

•	Repurchased approximately 2.2 million shares of its common stock at an average price of $16.95 per share pursuant to the Company’s previously announced stock repurchase program.

Donald A. Miller, CFA, President and Chief Executive Officer stated, “This quarter was significant in that it marked the beginning of the upturn in our occupancy metrics that we indicated would happen in the second half of 2012. We delivered solid financial results and achieved significant leasing activity during the third quarter, including the execution of major leases that we have been working on for the past several quarters. This activity translates into positive momentum for Piedmont and is evidence that we have worked through the majority of the leasing exposure related to the large multi-year lease expiration period that we have been experiencing the last few years.”

Results for the Quarter ended September 30, 2012

Piedmont’s net income available to common stockholders for the third quarter of 2012 was $10.8 million or $0.06 per diluted share, as compared with $51.0 million, or $0.29 per diluted share, for the third quarter of 2011. The current quarter’s results reflect $7.5 million, or approximately $0.04 per diluted share, of litigation settlement expense to record the recent proposed settlement of our two class action lawsuits. The prior year’s results also included $30.5 million, or $0.17 per diluted share, related to the operations and gains on sale of three assets sold during the quarter ended September 30, 2011. FFO was $55.2 million, or $0.33 per diluted share, for the quarter ended September 30, 2012 as compared to $68.9 million, or $0.40 per diluted share, for the quarter ended September 30, 2011, reflecting the $0.04 per diluted share charge related to the potential litigation settlement and the $0.03 per diluted share per quarter decrease in FFO contribution as a result of the sale of 35 W. Wacker during the fourth quarter of 2011. Core FFO (after adding back the charge related to the potential litigation settlement mentioned above) was $62.7 million, or $0.37 per diluted share.

Adjusted FFO (“AFFO”) for the third quarter of 2012 totaled $20.4 million, or $0.12 per diluted share, as compared to $51.0 million, or $0.29 per diluted share, in the third quarter of 2011, reflecting the decreases noted above and an approximately $24.1 million increase in non-incremental capital expenditures associated with tenant build outs for new leases, particularly at Aon Center in Chicago.

Total revenues for the quarter ended September 30, 2012 were $134.9 million, as compared with $132.5 million for the same period a year ago, reflecting additional rental revenues from properties acquired during the last twelve months as well as an increase in occupancy as certain large leases commenced during the second and third quarters of 2012.

Property operating costs were $51.7 million in the third quarter of 2012 compared to $50.7 million in the third quarter of 2011, reflecting added operating costs from the acquisition of three properties over the last twelve months, as well as an increase in occupancy as certain large leases commenced during the second and third quarters of 2012. General and administrative expense was $5.5 million for the quarter ended September 30, 2012 as compared to $4.7 million for the same quarter a year ago. The current quarter’s other expense was largely consistent with the quarter ended September 30, 2011 except for the expense related to the potential litigation settlement noted above.

Leasing Update

During the third quarter of 2012, the Company executed over 1 million total square feet of leasing throughout its portfolio. Of the leases signed during the quarter, substantially all were new leases, including two new leases in the Chicago market which were each greater than 300,000 square feet. The same store stabilized portfolio was 90.0% leased as of September 30, 2012 as compared to 87.9% leased a year earlier, primarily reflecting positive net absorption associated with several recent large lease transactions for previously vacant space. The Company’s overall office portfolio, including value add properties, was 87.0% leased as of September 30, 2012, with a weighted average lease term remaining of 7.0 years. Details outlining Piedmont’s upcoming lease expirations and the status of current leasing activity can be found in the Company’s quarterly supplemental information package.

Capital Markets, Financing and Other Activities

As previously announced, during the third quarter Piedmont completed the dispositions of 110 and 112 Hidden Lake Circle, in Duncan, SC for $25.6 million, exclusive of closing costs. The dispositions further the Company’s portfolio refinement strategy in that 110 and 112 Hidden Lake were the Company’s last two industrial assets, as well as its last two properties in the South Carolina market.

Additionally, Piedmont completed the replacement of its $500 million unsecured line of credit which would have matured in August 2012. The new facility matures in 2016; however, under the terms of the agreement, Piedmont may avail itself of two six-month extension options. Piedmont may select from multiple interest rate options with each draw, including the prime rate and various-length LIBOR locks. All LIBOR selections are subject to a spread (currently 117.5 bps) over the selected rate based on Piedmont’s current (BBB) credit rating.

Believing that its common stock is trading at a discount to current net asset value, the Company also repurchased approximately 2.2 million shares of its common stock during the quarter at an average price of $16.95 per share pursuant to its stock repurchase plan announced during the fourth quarter of 2011. Under the $300 million, Board-approved share repurchase program, the Company has purchased approximately 5 million shares since December 2011.

Piedmont’s gross assets amounted to $5.2 billion as of September 30, 2012. Total debt was approximately $1.4 billion as of September 30, 2012 as compared to $1.5 billion as of December 31, 2011, reflecting the payoff of two secured notes during the year. The Company’s total debt-to-gross assets ratio as of September 30, 2012 remained consistent with year end 2011 at 27.5%. As of September 30, 2012, Piedmont had cash and capacity on its unsecured line of credit of approximately $352.8 million.

Dividend

On October 30, 2012, the Board of Directors of Piedmont declared a dividend for the fourth quarter of 2012 in the amount of $0.20 per common share outstanding to stockholders of record as of the close of business on November 30, 2012. Such dividends are to be paid on December 21, 2012.

Guidance for 2012

Based on management’s expectations, the Company revised its financial guidance for full-year 2012 to the upper end of the previously announced range. The revised guidance is as follows:

	Low		High

Core FFO	$240	-	$250	Million

Core FFO per diluted share	$1.40	-	$1.45

These estimates reflect the $0.13 FFO reduction related to the disposition in December 2011 of the 100% leased 35 W. Wacker building in Chicago and management’s view of current market conditions and certain economic and operational assumptions and projections. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Thursday, November 1, 2012 at 10:00 A.M. Eastern Daylight Time. The live audio web cast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are 1-877-941-8418 for participants in the United States and 1-480-629-9809 for international participants. The conference identification number is 4573746. A replay of the conference call will be available until November 15, 2012, and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants, followed by pass code 4573746. A web cast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio web cast and conference call, the Company’s management team will review third quarter 2012 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the period ended September 30, 2012 can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE:PDM) is a fully-integrated and self-managed real estate investment trust (REIT) specializing in high-quality, Class A office properties located primarily in the ten largest U.S. office markets, including Chicago, Washington, D.C., New York, Dallas, Los Angeles and Boston. As of September 30, 2012, Piedmont’s 74 wholly-owned office buildings were comprised of over 20 million rentable square feet. The Company is headquartered in Atlanta, GA with local management offices in each of its major markets. Investment-grade rated by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while transacting $5.9 billion and $1.7 billion in property acquisitions and dispositions, respectively, during its fourteen year operating history. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include whether the Company’s occupancy metrics will continue to improve in future quarters; those related to the consummation of a litigation settlement; whether the Company’s stock is trading at a discount to NAV; and the Company’s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2012.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; the demand for office space, rental rates and property values may continue to lag the general economic recovery; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our government tenants; we are and may continue to be subject to litigation; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and other factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2011, and other documents the Company files with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:

Computershare, Inc.

866-354-3485

Investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)

Assets:
Real estate assets, at cost:
Land	$627,812	$640,196
Buildings and improvements	3,760,847	3,759,596
Buildings and improvements, accumulated depreciation	(857,993)	(792,342)
Intangible lease asset	138,716	198,667
Intangible lease asset, accumulated amortization	(79,640)	(119,419)
Construction in progress	22,808	17,353

Total real estate assets	3,612,550	3,704,051

Investment in unconsolidated joint ventures	37,369	38,181
Cash and cash equivalents	20,763	139,690
Tenant receivables, net of allowance for doubtful accounts	24,768	24,722
Straight line rent receivable	116,447	104,801
Notes receivable	19,000	—
Due from unconsolidated joint ventures	533	788
Restricted cash and escrows	23,001	9,039
Prepaid expenses and other assets	13,552	9,911
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	7,022	5,977
Deferred lease costs, less accumulated amortization	230,729	230,577

Total assets	$4,285,831	$4,447,834

Liabilities:
Line of credit and notes payable	$1,436,025	$1,472,525
Accounts payable, accrued expenses, and accrued capital expenditures	109,125	122,986
Deferred income	24,110	27,321
Intangible lease liabilities, less accumulated amortization	42,375	49,037
Interest rate swap	8,916	2,537

Total liabilities	1,620,551	1,674,406

Stockholders’ equity :
Common stock	1,680	1,726
Additional paid in capital	3,665,870	3,663,662
Cumulative distributions in excess of earnings	(994,967)	(891,032)
Other comprehensive loss	(8,916)	(2,537)

Piedmont stockholders’ equity	2,663,667	2,771,819
Non-controlling interest	1,613	1,609

Total stockholders’ equity	2,665,280	2,773,428

Total liabilities and stockholders’ equity	$4,285,831	$4,447,834

Net Debt (Debt less cash and cash equivalents and restricted cash and escrows)	1,392,261	1,323,796
Total Gross Assets (1)	5,223,464	5,359,595

Number of shares of common stock outstanding at end of period	168,044	172,630

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Revenues:
Rental income	$106,826	$104,121	$317,177	$306,450
Tenant reimbursements	27,470	28,234	81,120	85,703
Property management fee revenue	520	110	1,719	1,303
Other rental income	75	13	287	4,415

Total revenues	134,891	132,478	400,303	397,871

Operating expenses:
Property operating costs	51,645	50,707	157,835	152,207
Depreciation	28,489	25,891	83,252	76,193
Amortization	15,302	14,808	39,474	39,098
General and administrative	5,508	4,731	15,629	18,868

Total operating expenses	100,944	96,137	296,190	286,366

Real estate operating income	33,947	36,341	104,113	111,505

Other income (expense):
Interest expense	(16,247)	(16,236)	(48,727)	(49,638)
Interest and other income (expense)	383	(91)	765	3,130
Equity in income of unconsolidated joint ventures	322	485	739	1,032
Litigation settlement expense	(7,500)	—	(7,500)	—
Gain on consolidation of a variable interest entity	—	—	—	1,532

Total other income (expense)	(23,042)	(15,842)	(54,723)	(43,944)

Income from continuing operations	10,905	20,499	49,390	67,561

Discontinued operations :
Operating income	184	3,775	1,805	11,715
Gain on sale of real estate assets	(254)	26,756	27,583	26,756

Income from discontinued operations	(70)	30,531	29,388	38,471

Net income	10,835	51,030	78,778	106,032

Less: Net income attributable to noncontrolling interest	(4)	(4)	(12)	(12)

Net income attributable to Piedmont	$10,831	$51,026	$78,766	$106,020

Weighted average common shares outstanding—diluted	168,929	173,045	171,295	172,996

Per Share Information — diluted:
Income from continuing operations	$0.06	$0.12	$0.29	$0.39

Income from discontinued operations	$0.00	$0.17	$0.17	$0.22

Net income available to common stockholders	$0.06	$0.29	$0.46	$0.61

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Net income attributable to Piedmont	$10,831	$51,026	$78,766	$106,020

Depreciation (1) (2)	28,763	28,102	84,605	83,135
Amortization (1)	15,366	16,616	39,744	44,601
(Gain)/Loss on sale of real estate assets (1)	254	(26,826)	(27,583)	(26,872)
Gain on consolidation of variable interest entity	—	—	—	(1,532)

Funds from operations	55,214	68,918	175,532	205,352

Litigation settlement expense	7,500	—	7,500	—
Acquisition costs	7	285	88	975

Core funds from operations	62,721	69,203	183,120	206,327

Depreciation of non real estate assets	196	84	397	422
Stock-based and other non-cash compensation expense	869	1,111	1,492	2,975
Deferred financing cost amortization	663	879	2,056	2,546
Straight-line effects of lease revenue (1)	(4,193)	(4,129)	(11,236)	(4,488)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,315)	(1,817)	(4,631)	(4,850)
Income from amortization of discount on purchase of mezzanine loans	—	—	—	(484)
Amortization of note payable step up	—	471	—	1,413
Acquisition costs	(7)	(285)	(88)	(975)
Non-incremental capital expenditures (3)	(38,583)	(14,529)	(64,430)	(45,009)

Adjusted funds from operations	20,351	50,988	106,680	157,877

Weighted average common shares outstanding—diluted	168,929	173,045	171,295	172,996

Funds from operations per share (diluted)	$0.33	$0.40	$1.03	$1.19
Core funds from operations per share (diluted)	$0.37	$0.40	$1.07	$1.19
Adjusted funds from operations per share (diluted)	$0.12	$0.29	$0.62	$0.91

(1)	Includes adjustments for wholly-owned properties, including discontinued operations, and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as litigation settlement expense, acquisition-related costs, and other significant items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and acquisition-related costs and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Core EBITDA, Core Net Operating Income, Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Net income attributable to Piedmont	$10,831	$51,026	$78,766	$106,020

Net income attributable to non-controlling interest	4	135	12	378
Interest Expense	16,247	17,804	48,727	54,291
Depreciation(1)	28,959	28,186	85,002	83,557
Amortization(1)	15,366	16,616	39,744	44,601
(Gain)/Loss on sale of real estate assets (1)	254	(26,826)	(27,583)	(26,872)
Litigation settlement expense	7,500	—	7,500	—
Gain on consolidation of variable interest entity	—	—	—	(1,532)

Core EBITDA*	79,161	86,941	232,168	260,443

General & administrative expenses(1)	5,576	4,747	15,760	18,843
Management fee revenue	(520)	(110)	(1,719)	(1,303)
Interest and other income	(383)	74	(785)	(3,132)
Lease termination income	(75)	33	(287)	(4,718)
Lease termination expense—straight line rent & acquisition intangibles write-offs	122	260	385	739
Straight line rent adjustment(1)	(4,337)	(4,296)	(11,643)	(4,963)
Net effect of amortization of below-market in-place lease intangibles(1)	(1,293)	(1,911)	(4,609)	(5,115)

Core Net Operating Income (cash basis)*	78,251	85,738	229,270	260,794

Acquisitions	(3,576)	(3,393)	(10,612)	(6,837)
Dispositions	(321)	(7,699)	(2,499)	(23,051)
Unconsolidated joint ventures	(735)	(818)	(1,923)	(2,172)

Same Store NOI*	$73,619	$73,828	$214,236	$228,734

Change period over period in same store NOI	(0.3)%	N/A	(6.3)%	N/A

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(2)	4.9
Annualized Core EBITDA (Core EBITDA x 4)	$316,644

(1)	Includes amounts attributable to wholly-owned properties, including discontinued operations, and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other significant non-recurring items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties and unconsolidated joint venture assets. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.